Exhibit 99.1
FOR IMMEDIATE RELEASE:
DATE: May 1, 2014
Investor Relations
CONTACT: Quynh McGuire
PHONE: 724-539-6559
Corporate Relations - Media
CONTACT: Lorrie Paul Crum
PHONE: 724-539-6792
KENNAMETAL ANNOUNCES FISCAL THIRD QUARTER 2014 RESULTS
- Total sales growth of 15 percent; organic sales growth of 3 percent
- Reported EPS of $0.64; adjusted EPS of $0.74
- TMB acquisition on track; implementing restructuring actions
-    Year-to-date operating cash flow of $153 million
LATROBE, Pa., (May 1, 2014) – Kennametal Inc. (NYSE: KMT) today reported results for the fiscal third quarter 2014, with earnings per diluted share (EPS) of $0.64, compared with the prior year quarter EPS of $0.67. The current quarter adjusted EPS were $0.74, absent nonrecurring charges and the results of the Tungsten Materials Business (TMB).

"We delivered solid results in the March quarter,” said Kennametal Chairman, President and CEO Carlos Cardoso.  “We continued to experience growth in industrial markets such as general engineering and transportation.  Customer demand related to our served infrastructure markets have stabilized in certain areas, but remain somewhat mixed. As always, we will stay focused on further improving margins and cash flows.”

Cardoso added, "The integration of our Tungsten Materials Business is on-track to deliver key objectives.  The related restructuring actions are expected to result in productivity improvements as well as significant cost savings. We remain dedicated to building on our respective strengths to bring even greater value for the combined entity.”
Fiscal 2014 Third Quarter Key Developments

•
Sales were $755 million, compared with $655 million in the same quarter last year. Sales increased by 15 percent, reflecting a 12 percent increase from the TMB acquisition, a 3 percent organic increase and a 1 percent increase from more business days, partially offset by a 1 percent decrease from unfavorable currency exchange.

•
Operating income was $77 million, compared with $75 million in the same quarter last year. Excluding nonrecurring charges and TMB results, adjusted operating income was $86 million. Operating margin was 10.2 percent, compared with an operating margin of 11.4 percent in the prior year. Adjusted operating margin was 12.7 percent.

•
The reported effective tax rate was 24.1 percent compared to 18.5 percent in the prior year quarter. The prior year rate was favorably impacted by the extension of the credit for increasing research activities contained in the American Taxpayer Relief Act of 2012 that was enacted in the March 2013 quarter.

•
During the quarter, TMB contributed sales of $78 million and on-going operating income of $3 million or $0.01 per share, excluding the inventory step-up purchase accounting impact of $8 million or $0.07 per share. Integration efforts are on-track related to the acquisition.

•	Restructuring and related charges of $3 million pre-tax or $0.02 per share were incurred during the current quarter.

•	EPS were $0.64, compared with the prior year quarter EPS of $0.67. Adjusted EPS were $0.74 in the current year period.

•	Adjusted return on invested capital (ROIC) was 7.8 percent as of March 31, 2014 due to increased debt related to acquisitions.

•
Year-to-date, the company generated $153 million in cash flow from operating activities, compared with $150 million in the prior year period. Net capital expenditures were $85 million and $52 million for the nine months ended March 31, 2014 and 2013, respectively. The company realized free operating cash flow of $68 million compared with $98 million for the same period last year.

Segment Developments for the Fiscal 2014 Third Quarter

•
Industrial segment sales of $400 million increased 13 percent from $353 million in the prior year quarter. This increase was due to 8 percent growth related to the TMB acquisition, 5 percent organic growth and a 1 percent increase due to more business days, partially offset by a 1 percent decrease from unfavorable currency exchange.

•
Excluding TMB, Industrial sales increased 8 percent in general engineering and 5 percent in transportation, partially offset by a 3 percent decrease in aerospace and defense. General engineering increased due to continued demand from distribution channels and the transportation market benefited from increased demand in the light vehicle markets world-wide. Aerospace and defense reflected higher comparables related to government orders in the prior year quarter. Sales increased in all geographies. On a regional basis sales increased 11 percent in Asia, 9 percent in Europe and 1 percent in the Americas due to the weather effects in North America.

•
Industrial segment operating income was $51 million for both the current and prior year periods. Excluding nonrecurring charges and TMB results, adjusted operating income was $58 million. Industrial adjusted operating margin was 15.6 percent compared with 14.5 percent in the prior year.

•
Infrastructure segment sales of $356 million increased 18 percent from $303 million in the prior year. The increase was driven by 16 percent growth related to the TMB acquisition and a 3 percent favorable impact from more business days, partially offset by a 1 percent decrease due to unfavorable currency exchange. Organic growth was flat.

•
Excluding TMB, Infrastructure sales increased by 9 percent in energy, partially offset by a decrease of 6 percent in earthworks. Energy sales continued to improve year over year, reflecting improving demand in oil and gas drilling activity in the U.S., coupled with continued gains in production, completion and process applications. Earthworks sales decreased due to persistently weak underground coal and surface mining markets in the U.S. and China. On a regional basis sales grew 4 percent in Europe and 3 percent in the Americas even with the weather impacts in North America, partially offset by a decrease of 9 percent in Asia.

•
Infrastructure segment operating income was $28 million, compared with $26 million in the same quarter of the prior year. Excluding nonrecurring charges and TMB results, adjusted operating income was $31 million. Infrastructure adjusted operating margin was 10.2 percent compared with 8.6 percent in the prior year.

As previously disclosed, segment results were restated for certain sales reclassifications based on products and technologies.

Fiscal 2014 Year-To-Date Key Developments

•
Sales were $2,065 million, compared with $1,918 million in the same period last year. Sales increased by 8 percent, driven by 6 percent growth related to the TMB acquisition and 2 percent increase due to more business days.

•
Operating income was $185 million, compared with $206 million in the same period last year. Excluding nonrecurring charges and TMB results, adjusted operating income was $208 million. Operating margin was 9.0 percent compared with an operating margin of 10.7 percent in the prior year. Adjusted operating margin was 10.7 percent.

•	Restructuring and related charges of $5 million pre-tax or $0.04 per share were recorded year-to-date.

•	EPS were $1.42, compared with the prior year period EPS of $1.76. Adjusted EPS was $1.74 in the current year period.

Earnings Per Diluted Share Reconciliation for the Quarter and Year-To-Date Periods ended March 31, 2014

FY 2014	Third Quarter	Year-To-Date
Reported EPS	$0.64	$1.42
TMB results:
Base operating income	(0.04)	(0.05)
Depreciation and amortization step-up	0.03	0.05
On-going operating income	(0.01)	—

Inventory step-up	0.07	0.14
Acquisition-related charges	0.02	0.05
Restructuring and related charges	0.02	0.04
Tax repatriation expense	—	0.09
Adjusted EPS	$0.74	$1.74
Reconciliations of all non-GAAP financial measures are set forth in the tables attached, and corresponding descriptions are contained in the company’s report on Form 8-K, to which this news release is attached.

Outlook
The company now expects fiscal 2014 total sales growth in the range of 10 to 11 percent. TMB is estimated to contribute 7 to 8 percent sales growth. Organic sales growth is projected to range from 2 to 3 percent. Previously, the company had forecast total sales growth ranging from 12 to 13 percent, with organic sales growth ranging from 2 to 4 percent.
With one quarter remaining in fiscal 2014, Kennametal is tightening its EPS guidance to range from $2.60 to $2.70, compared with previous expectations of $2.60 to $2.75. These ranges exclude the impact of the TMB acquisition and nonrecurring items.

Below is a detail of the fiscal year 2014 guidance related to the Kennametal base business, the TMB acquisition impact and nonrecurring items.

Fiscal Year 2014 Guidance:
KMT base business	$2.60 - $2.70

TMB results:
Base operating income	$0.10 - $0.15
Depreciation and amortization step-up	($0.07 - $0.09)
Total on-going operations	$2.63 - $2.76

Nonrecurring charges:
TMB Inventory step-up	($0.14)
Acquisition-related charges	($0.03 - $0.06)
Restructuring and related charges	($0.10 - $0.15)
Tax repatriation expense	($0.09)
Total nonrecurring charges	($0.36 - $0.44)
The company continues to expect to generate cash flow from operations ranging from $280 million and $310 million for fiscal 2014. Based on anticipated capital expenditures of approximately $130 million to $140 million, the company expects to generate between $150 million and $170 million of free operating cash flow for the fiscal year.
Dividend Declared
Kennametal also announced that its board of directors declared a quarterly cash dividend of $0.18 per share. The dividend is payable May 28, 2014 to shareowners of record as of the close of business on May 13, 2014.
Kennametal advises shareowners to note monthly order trends, for which the company generally makes a disclosure ten business days after the conclusion of each month. This information is available via the Investor Relations section of Kennametal’s corporate website at www.kennametal.com.
The company will discuss its fiscal 2014 third quarter results in a live webcast at 10:00 a.m. Eastern Time today. This event will be broadcast live on the company’s website, www.kennametal.com. To access the webcast, select “Investor Relations” and then “Events.” A recorded replay of this event also will be available on the company’s website through June 2, 2014.

Certain statements in this release may be forward-looking in nature, or “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are statements that do not relate strictly to historical or current facts. For example, statements about Kennametal’s outlook for earnings, sales volumes, and cash flow for fiscal year 2014 and our expectations regarding future growth and financial performance are forward-looking statements. Any forward looking statements are based on current knowledge, expectations and estimates that involve inherent risks and uncertainties. Should one or more of these risks or uncertainties materialize, or should the assumptions underlying the forward-looking statements prove incorrect, our actual results could vary materially from our current expectations. There are a number of factors that could cause our actual results to differ from those indicated in the forward-looking statements. They include: economic recession; availability and cost of the raw materials we use to manufacture our products; our foreign operations and international markets, such as currency exchange rates, different regulatory environments, trade barriers, exchange controls, and social and political instability; changes in the regulatory environment in which we operate, including environmental, health and safety regulations; our ability to protect and defend our intellectual property; competition; our ability to retain our management and employees; demands on management resources; demand for and market acceptance of our products; integrating acquisitions and achieving the expected savings and synergies; business divestitures; global or regional catastrophic events; energy costs; commodity prices; labor relations; demand for and market acceptance of new and existing products; and implementation of environmental remediation matters. Many of these risks and other risks are more fully described in Kennametal’s latest annual report on Form 10-K and its other periodic filings with the Securities and Exchange Commission. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
Celebrating more than 75 years as an industrial technology leader, Kennametal Inc. delivers productivity to customers seeking peak performance in demanding environments. The company provides innovative wear-resistant products, application engineering and services backed by advanced material science, serving customers in 60 countries across diverse sectors of aerospace, earthworks, energy, industrial production, transportation and infrastructure. With approximately 14,000 employees and nearly $3 billion in sales, the company realizes half of its revenue from outside North America, and 40% globally from innovations introduced in the past five years. Recognized among the “World’s Most Ethical Companies” (Ethisphere); “Outstanding Corporate Innovator” (Product Development Management Association); and "America's Safest Companies" (EHS Today) with a focus on 100% safety, Kennametal and its foundation invest in technical education, industrial technologies and material science to deliver the promise of progress and economic prosperity to people everywhere. For more information, visit the company’s website at www.kennametal.com.

FINANCIAL HIGHLIGHTS
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands, except per share amounts)	2014	2013	2014	2013
Sales	$755,242	$655,360	$2,064,986	$1,917,963
Cost of goods sold	516,287	446,865	1,420,823	1,301,673
Gross profit	238,955	208,495	644,163	616,290
Operating expense	152,298	128,328	434,983	394,967
Restructuring charges	2,703	—	5,013	—
Amortization of intangibles	7,124	5,194	18,791	15,501
Operating income	76,830	74,973	185,376	205,822
Interest expense	8,883	7,504	24,001	20,430
Other expense (income), net	(561)	749	906	502
Income from continuing operations before income taxes	68,508	66,720	160,469	184,890
Provision for income taxes	16,514	12,344	45,750	40,158
Net income	51,994	54,376	114,719	144,732
Less: Net income attributable to noncontrolling interests	1,129	460	1,808	2,285
Net income attributable to Kennametal	$50,865	$53,916	$112,911	$142,447
PER SHARE DATA ATTRIBUTABLE TO KENNAMETAL SHAREOWNERS
Basic earnings per share	$0.65	$0.68	$1.44	$1.79
Diluted earnings per share	$0.64	$0.67	$1.42	$1.76
Dividends per share	$0.18	$0.16	$0.54	$0.48
Basic weighted average shares outstanding	78,718	79,294	78,631	79,744
Diluted weighted average shares outstanding	79,744	80,619	79,622	80,912

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)	March 31, 2014	June 30, 2013
ASSETS
Cash and cash equivalents	$161,819	$377,316
Accounts receivable, net	528,454	445,322
Inventories	738,857	578,795
Other current assets	109,919	98,040
Total current assets	1,539,049	1,499,473
Property, plant and equipment, net	885,627	741,482
Goodwill and other intangible assets, net	1,323,749	944,520
Other assets	126,818	115,564
Total assets	$3,875,243	$3,301,039
LIABILITIES
Current maturities of long-term debt and capital leases, including notes payable	$113,424	$44,319
Accounts payable	203,669	190,623
Other current liabilities	272,245	232,651
Total current liabilities	589,338	467,593
Long-term debt and capital leases	1,022,129	703,626
Other liabilities	329,218	317,527
Total liabilities	1,940,685	1,488,746
KENNAMETAL SHAREOWNERS’ EQUITY	1,901,801	1,781,826
NONCONTROLLING INTERESTS	32,757	30,467
Total liabilities and equity	$3,875,243	$3,301,039

SEGMENT DATA (UNAUDITED)	Three Months Ended March 31,		Nine Months Ended March 31,
(in thousands)	2014	2013	2014	2013
Outside Sales:
Industrial	$399,669	$352,793	$1,108,546	$1,023,994
Infrastructure	355,573	302,567	956,440	893,969
Total outside sales	$755,242	$655,360	$2,064,986	$1,917,963
Sales By Geographic Region:
North America	$351,532	$289,508	$923,100	$852,675
Western Europe	238,260	199,225	641,548	559,812
Rest of World	165,450	166,627	500,338	505,476
Total sales by geographic region	$755,242	$655,360	$2,064,986	$1,917,963
Operating Income:
Industrial	$51,403	$51,173	$124,441	$131,177
Infrastructure	28,012	26,120	68,305	81,623
Corporate (1)	(2,585)	(2,320)	(7,370)	(6,978)
Total operating income	$76,830	$74,973	$185,376	$205,822
(1)  Represents unallocated corporate expenses.
NOTE: Previously disclosed segment results were restated for certain sales reclassifications based on products and technologies.

In addition to reported results under generally accepted accounting principles in the United States of America (GAAP), the following financial highlight tables include where appropriate, a reconciliation of adjusted results including sales, operating income and margin, net income, diluted EPS, Industrial sales, Industrial operating income and margin, Infrastructure sales, Infrastructure operating income and margin, free operating cash flow and return on invested capital (which are non-GAAP financial measures), to the most directly comparable GAAP measures. For those adjustments that are presented ‘net of tax’, the tax effect of the adjustment can be derived by calculating the difference between the pre-tax and the post-tax adjustments presented. The tax effect on adjustments is calculated by preparing an overall tax calculation including the adjustments and then a tax calculation excluding the adjustments. The difference between these calculations results in the tax impact of the adjustments.
Management believes that investors should have available the same information that management uses to assess operating performance, determine compensation and assess the capital structure of the company. These non-GAAP measures should not be considered in isolation or as a substitute for the most comparable GAAP measures. Investors are cautioned that non-GAAP financial measures utilized by the company may not be comparable to non-GAAP financial measures used by other companies. Reconciliations of all non-GAAP financial measures are set forth in the attached tables and descriptions of certain non-GAAP financial measures are contained in our report on Form 8-K to which this release is attached.

THREE MONTHS ENDED MARCH 31, 2014 - (UNAUDITED)

(in thousands, except percents)	Sales	Operating Income	Net Income (2)	Diluted EPS
2014 Reported Results	$755,242	76,830	$50,865	$0.64
2014 Reported Operating Margin		10.2%
TMB results:
Base results	(77,667)	(7,380)	(3,892)	(0.04)
Depreciation & amortization step-up	—	3,917	2,488	0.03
Inventory step-up	—	7,721	5,769	0.07
Acquisition-related charges	—	2,446	1,703	0.02
Restructuring and related charges	—	2,779	1,747	0.02
2014 Adjusted Results	$677,575	$86,313	$58,680	$0.74
2014 Adjusted Operating Margin		12.7%
(2) Represents amounts attributable to Kennametal Shareowners.

THREE MONTHS ENDED MARCH 31, 2014 - (UNAUDITED)

(in thousands, except percents)	Industrial Sales	Infrastructure Sales	Industrial Operating Income	Infrastructure Operating Income
2014 Reported Results	$399,669	$355,573	$51,403	$28,012
2014 Reported Operating Margin			12.9%	7.9%
TMB results:
Base sales and operating income	(28,394)	(49,273)	(2,858)	(4,522)
Depreciation & amortization step-up	—	—	1,279	2,638
Inventory step-up	—	—	5,412	2,309
Acquisition-related charges	—	—	955	1,491
Restructuring and related charges	—	—	1,569	1,210
2014 Adjusted Results	$371,275	$306,300	$57,760	$31,138
2014 Adjusted Operating Margin			15.6%	10.2%

NINE MONTHS ENDED MARCH 31, 2014 - (UNAUDITED)

(in thousands, except percents)	Sales	Operating Income	Net Income (2)	Diluted EPS
2014 Reported Results	$2,064,986	$185,376	$112,911	$1.42
2014 Reported Operating Margin		9.0%
TMB results:
Base results	(122,493)	(9,267)	(3,801)	(0.05)
Depreciation & amortization step-up	—	5,990	3,816	0.05
Inventory step-up	—	15,420	11,518	0.14
Acquisition-related charges	—	5,278	3,734	0.05
Restructuring and related charges	—	5,091	3,482	0.04
Tax repatriation expense	—	—	7,170	0.09
2014 Adjusted Results	$1,942,493	$207,888	$138,830	$1.74
2014 Adjusted Operating Margin		10.7%

FREE OPERATING CASH FLOW (UNAUDITED)	Nine Months Ended
	March 31,
(in thousands)	2014	2013
Net cash flow from operating activities	$153,242	$150,358
Purchases of property, plant and equipment	(85,961)	(53,808)
Proceeds from disposals of property, plant and equipment	928	1,763
Free operating cash flow	$68,209	$98,313

RETURN ON INVESTED CAPITAL (UNAUDITED)
March 31, 2014 (in thousands, except percents)

Invested Capital	3/31/2014	12/31/2013	9/30/2013	6/30/2013	3/31/2013	Average
Debt	$1,135,553	$1,145,729	$706,331	$747,945	$751,030	$897,318
Total equity	1,934,558	1,903,304	1,873,194	1,812,293	1,753,834	1,855,437
Total	$3,070,111	$3,049,033	$2,579,525	$2,560,238	$2,504,864	$2,752,755
		Three Months Ended
Interest Expense		3/31/2014	12/31/2013	9/30/2013	6/30/2013	Total
Interest expense		$8,883	$8,037	$7,081	$7,042	$31,043
Income tax benefit						7,792
Total interest expense, net of tax						$23,251
Net Income		3/31/2014	12/31/2013	9/30/2013	6/30/2013	Total
Net income attributable to Kennametal, as reported		$50,865	$24,209	$37,837	$60,818	$173,729
Acquisition-related charges		1,703	1,258	775	—	3,736
Restructuring and related charges		1,747	1,733	—	—	3,480
Tax repatriation expense		—	7,170	—	—	7,170
Noncontrolling interest		1,129	(42)	721	1,366	3,174
Net income, adjusted		$55,444	$34,328	$39,333	$62,184	$191,289
Total interest expense, net of tax						23,251
						$214,540
Average invested capital						$2,752,755
Adjusted Return on Invested Capital						7.8%
Return on invested capital calculated utilizing net income, as reported is as follows:
Net income attributable to Kennametal, as reported						$173,729
Total interest expense, net of tax						23,251
						$196,980
Average invested capital						$2,752,755
Return on Invested Capital						7.2%